Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION

Apex Luxembourg S.a.r.l.	Luxembourg
Apex Silver Mines Sweden AB	Sweden
Apex Metals Marketing GmbH	Switzerland
Minera San Cristobal S.A.	Bolivia
Apex Silver Mines Corporation	Delaware
Apex Silver Finance Ltd.	Cayman Islands